Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on April 18, 2018 and effective as of the 17th day of May, 2018 (the “Effective Date”), by and between James M. Moroney III (“Executive”) and A. H. Belo Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Executive has served with distinction as Chairman of the Board, President and Chief Executive Officer of the Company, and desires to resign from such positions effective as of the Effective Date; and

WHEREAS, the parties hereto desire that Executive continue to be employed by the Company, transitioning as of the Effective Date to the role of Publisher Emeritus of The Dallas Morning News, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment Term.  The Company agrees to employ Executive and Executive hereby accepts continued employment with the Company upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and continuing through the period ending on August 1, 2018 (the “Employment Period”), unless earlier terminated as hereafter provided.  On August 2, 2018, Executive shall be deemed fully retired from his employment with the Company.

2. Title and Nature of Duties.   During the Employment Period, Executive shall serve as Publisher Emeritus of The Dallas Morning News.  Executive shall have such lawful duties as may be assigned to him from time to time by the Company.

3. Service as a Director.  Executive shall be nominated by the Company for election as a Class I Director at the 2018 Annual Shareholders’ Meeting.  During the Employment Period and any extension thereof, Executive shall receive no additional compensation as a Director. At the end of the Employment Period, Executive shall be entitled to receive prorated Directors’ fees for his period of director service to be paid through the Company’s 2019 Annual Shareholders’ Meeting.  Thereafter, Executive shall be eligible to stand for election as a non-employee Director.

4. Compensation and Benefits.

a. Base Salary.  For the Employment Period, Executive shall continue to receive compensation at an annualized rate of $600,000, to be paid bi-weekly. At the end of the Employment Period, Executive shall be entitled to receive a lump sum payment in an amount equal to (i) $600,000, minus (ii) base salary amounts paid to Executive during 2018.

b. Annual Cash Incentive Bonus.  For calendar year 2018 only, Executive shall be eligible for an incentive cash bonus from the Company, in an amount equal to 85% of Executive’s current, 2018 base salary, under the A. H. Belo 2017 Incentive Compensation Plan

(“ICP”), based one-half on financial performance objectives and one-half on individual objectives, established for 2018 by the Compensation Committee of the Board of Directors (the “Board”).    For the individual objective component, Executive shall be entitled to an  “at target” award level, in the amount of $255,000, payable at the end of Executive’s Employment Period.   Any amount payable based upon actual 2018 Company financial performance shall be paid in March 2019.

c. Long-Term Incentive Compensation.  For calendar year 2018 and years prior, the Compensation Committee of the Board has granted, and Executive shall remain entitled to, Executive long-term incentive compensation in the form of time-based restricted stock units (“RSUs”) under the ICP (“LTEI”) and time-based cash outside of the ICP (“LTCI”), subject to the terms and conditions of the ICP and such further terms and conditions set by the Compensation Committee of the Board.

d. Standard Benefits.  During the Employment Period, Executive shall be entitled, at his election, to participate in all employee benefit plans and programs generally available to other Company executives, including without limitation, medical, dental, life and short and long term disability insurance.  Executive’s participation in any benefit plan or program will be subject to the terms, conditions, eligibility and premium payment requirements of the applicable plans.

e. Expenses.  During the Employment Period, Executive shall be entitled to receive reimbursement from the Company for customary, limited travel and business expenses he incurs in connection with his employment hereunder and as approved by the Chief Executive Officer of the Company.  Executive must account for and document those expenses in accordance with the policies and procedures established by the Company.

f. Executive Assistant. Following the Effective Date, and for a period ending on July 31, 2018, Executive shall be provided an executive assistant.

g. Ticket Purchase. During the Employment Period, Executive shall be entitled to purchase from the Company, only to the extent the Company possesses or acquires, ten (10) tickets to the annual University of Texas/University of Oklahoma football game.  Executive shall reimburse the Company for the Company’s full out-of-pocket cost for such tickets.

5. Coverage Under Severance Plans.  Executive acknowledges that he shall not continue to be covered under the A. H. Belo Corporation Change in Control Severance Plan (the “CIC Plan”) or the A. H. Belo Severance Plan (the “Severance Plan”).

6. Headings. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

7. Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

8. Venue. The venue for any dispute arising out of this Agreement or Executive’s employment with the Company shall be proper and exclusively in Dallas, Texas.

9. Survival.  Except as otherwise provided herein, Executive’s termination from employment and/or the termination of this Agreement, for whatever reason, shall not reduce or terminate Executive’s or the Company’s covenants and agreements set forth herein.

10. Notices.  Any notice necessary under this Agreement shall be in writing and shall be considered delivered three (3) days after mailing if sent certified mail, return receipt requested, postage prepaid, or when received if sent by telecopy, prepaid courier, express mail or personal delivery to the following addresses:

If to the Company:

A. H. Belo Corporation

1954 Commerce Street

Dallas, Texas 75201

Attn:  General Counsel

Facsimile No. (214) 977-2703

If to Executive:

James M. Moroney III

4516 Wildwood Road

Dallas, Texas 75209

11. Entire Agreement.  This Agreement shall embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior or contemporaneous conflicting or inconsistent agreements, consents and understandings relating to such subject matter.

12. No Waiver.  The forbearance or failure of one of the parties hereto to insist upon strict compliance by the other with any provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of any rights or privileges hereunder.  No waiver of any right or privilege of a party arising from any default or failure hereunder of performance by the other shall affect such party’s rights or privileges in the event of a further default or failure of performance.

13. Assignment.  This Agreement shall be personal to Executive and shall not be assignable by Executive, it being understood and agreed that this is a contract for Executive’s personal services.  This Agreement shall be assignable by the Company.

14. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, beneficiaries, legal representatives, administrators, executors, trustees, permitted successors and permitted assigns.

15. Modification.  This Agreement and the Exhibits attached hereto may be modified only by a written agreement signed by both parties.  Any such written modification may only be signed on behalf of the Company by the General Counsel or Chief Executive Officer of the Company.

16. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall constitute one and the same Agreement.

17. Section 409A.  Notwithstanding any other language in this Agreement, Executive and the Company agree that if Executive is deemed to be a specified Executive under Section 409A of the Code, or any successor or similar provision, the payment of any amounts under this Agreement that would be treated as non-qualified deferred compensation (other than monthly base salary) shall be payable beginning on the first day of the seventh month after the date of termination.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written, effective as of the Effective Date.

EXECUTIVE

/s/	James M. Moroney III
James M. Moroney III

COMPANY

A. H. BELO CORPORATION

By:	/s/	Tyree B. Miller
Name:		Tyree B. Miller
Title:		Lead Director